Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements of Equinix, Inc. (“Equinix” or the “Company”) are presented to illustrate the estimated effects of (i) the acquisition of the colocation business (the "Selected Sites of Verizon's Colocation and Data Center Interconnect Operations" or the “Selected Verizon Data Center Business”) consisting of 29 data center buildings, from Verizon Communications Inc. (the "Verizon Data Center Acquisition”) for a cash purchase price of approximately $3.6 billion that was completed on May 1, 2017; (ii) the issuance of one or more series of unsecured senior notes in the aggregate principal amount of $1.250 billion on March 22, 2017; (iii) the issuance of 6,069,444 shares of the Company’s common stock in a public offering on March 14, 2017; (iv) the borrowing of the €1.0 billion Term B-2 Loan, or approximately $1.06 billion, on January 6, 2017 (clauses (ii), (iii), and (iv) referred to as the “Financings”); and (v) the acquisition of Telecity Group Limited, formerly Telecity Group plc, ("TelecityGroup") that was completed on January 15, 2016 (the "TelecityGroup Acquisition"). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 combine the historical consolidated statements of operations of the Company and the statements of net revenues and direct expenses of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations, giving effect to the Verizon Data Center Acquisition, the Financings and the TelecityGroup Acquisition as if they had been completed on January 1, 2016. The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and are expected to have a continuing impact on our consolidated results. For purposes of the unaudited pro forma condensed combined statements of operations, certain reclassifications and adjustments have been made to the historical abbreviated financial statements of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations in order to conform to the Company’s statements of operations presentation. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statements of operations. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•	Equinix’s Current Report on Form 8-K filed on December 6, 2016 including exhibits thereto, which describes the proposed acquisition of the Selected Verizon Data Center Business;

•
Equinix’s Current Report on Form 8-K/A filed on March 7, 2017 including exhibits thereto, which provides additional information and exhibits concerning the proposed acquisition of the Selected Verizon Data Center Business;

•
The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 27, 2017;

•
Equinix's Current Report on Form 8-K filed on August 3, 2017 including exhibits thereto, present the Company's recast consolidated financial statements, which include the recast consolidated statements of cash flows for the three years ended December 31, 2016 resulting from the retrospective application of accounting pronouncements adopted in the first quarter of fiscal 2017;

•
Unaudited condensed consolidated financial statements of Equinix as of and for the nine months ended September 30, 2017, which are included in Equinix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017;

•	The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017;

•
Audited statements of assets acquired and liabilities assumed of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations as of December 31, 2016 and 2015 and the related statements of net revenues and direct expenses for each of the three years in the period ended December 31, 2016, which are attached as Exhibit 99.1 to Equinix's Current Report on Form 8-K/A filed on March 7, 2017;

•
Unaudited statements of assets acquired and liabilities assumed of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations at March 31, 2017 and the related statements of net revenues and direct expenses for the three months ended March 31, 2017 and 2016, which are attached as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•
Audited consolidated balance sheets of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flow for each of the three years in the period ended December 31, 2015, which are attached as Exhibit 99.2 to Equinix's Current Report on Form 8-K/A filed on March 7, 2017.
The unaudited pro forma condensed combined statements of operations have been prepared by Equinix, as the acquirer, using the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of the Selected Verizon Data Center Business have been measured based on various provisional estimates using assumptions that Equinix believes are reasonable. The provisional purchase price allocation for the Selected Verizon Data Center Business is subject to revision as a more detailed analysis is completed and additional information on the fair value of the Selected Verizon Data Center Business’ assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed could differ materially from the unaudited pro forma condensed combined financial statements presented here. Any change in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. The pro forma adjustments are provisional and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).
The unaudited pro forma condensed combined statements of operations have been presented for information purposes only. The unaudited pro forma condensed combined statements of operations do not purport to represent the actual results of operations that Equinix and the Selected Verizon Data Center Business would have achieved had the Verizon Data Center Acquisition, the Financings and the TelecityGroup Acquisition occurred on the date indicated above, and is not intended to project the future results of operations that the combined company may achieve after the Verizon Data Center Acquisition. The unaudited pro forma condensed combined statements of operations do not reflect any potential cost savings that may be realized as a result of the Verizon Data Center Acquisition and also do not reflect any restructuring, acquisition or integration-related costs. The unaudited pro forma condensed combined statements of operations do not reflect revenue associated with service agreements entered into with Verizon on the date of acquisition for periods prior to the date of acquisition. Prior to the acquisition date, no historical transactions between Equinix and the Selected Verizon Data Center Business during the periods presented in the unaudited pro forma condensed combined statements of operations have been identified at this time.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(in thousands)

	Historical		Pro Forma
	Equinix	Selected Verizon Data Center Business	Pro Forma Adjustments		Combined
		(Note 2)	(Note 5)
Revenues	$3,611,989	$451,962	$5,995	(a)	$4,069,946
Costs and operating expenses:
Cost of revenues	1,820,870	207,477	38,286	(b)	2,066,633
Sales and marketing	438,742	16,302	115,689	(c)	570,733
General and administrative	694,561	24,453	3,299	(d)	722,313
Acquisition costs	64,195	—	(49,519)	(e)	14,676
Impairment charges	7,698	—	—		7,698
Gain on asset sales	(32,816)	—	—		(32,816)
Total costs and operating expenses	2,993,250	248,232	107,755		3,349,237
Income from operations	618,739	$203,730	(101,760)		720,709
Interest income	3,476		—		3,476
Interest expense	(392,156)		(105,931)	(f)	(498,087)
Other expense	(57,924)		—		(57,924)
Loss on debt extinguishment	(12,276)		—		(12,276)
Income from continuing operations before income taxes	159,859		(207,691)		155,898
Income tax expense	(45,451)		(4,583)	(g)	(50,034)
Net income from continuing operations	114,408		(212,274)		105,864
Net income from discontinued operations, net of tax	12,392		—		12,392
Net income	$126,800		$(212,274)		$118,256

Earnings per share ("EPS"):
Basic EPS from continuing operations	$1.63				$1.39
Basic EPS from discontinued operations	0.18				0.16
Basic EPS	$1.81				$1.55
Weighted-average shares -basic	70,117		6,069	(h)	76,186
Diluted EPS from continuing operations	$1.62				$1.38
Diluted EPS from discontinued operations	0.17				0.16
Diluted EPS	$1.79				$1.54
Weighted-average shares -diluted	70,816		6,069	(h)	76,885

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(in thousands)

	Historical		Pro Forma
	Equinix	Selected Verizon Data Center Business	Pro Forma Adjustments		Combined
		(Note 2)	(Note 5)
Revenues	$3,168,207	$143,794	$(2,620)	(a)	$3,309,381
Costs and operating expenses:
Cost of revenues	1,573,524	68,988	9,361	(b)	1,651,873
Sales and marketing	428,112	5,868	37,840	(c)	471,820
General and administrative	558,090	8,801	(111)	(d)	566,780
Acquisition costs	31,510	—	(27,602)	(e)	3,908
Total costs and operating expenses	2,591,236	83,657	19,488		2,694,381
Income from operations	576,971	$60,137	(22,108)		615,000
Interest income	9,820		—		9,820
Interest expense	(352,554)		(9,528)	(f)	(362,082)
Other income	545		—		545
Loss on debt extinguishment	(42,103)		—		(42,103)
Income from operations before income taxes	192,679		(31,636)		221,180
Income tax expense	(24,912)		(1,764)	(g)	(26,676)
Net income	$167,767		$(33,400)		$194,504

Earnings per share ("EPS"):
Basic EPS	$2.20				$2.50
Weighted-average shares -basic	76,283		1,601	(h)	77,884
Diluted EPS	$2.18				$2.48
Weighted-average shares -diluted	76,948		1,601	(h)	78,549

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the transaction and basis of pro forma presentation
On May 1, 2017, the Company completed the acquisition of certain colocation business from Verizon Communications Inc.'s ("Verizon") consisting of 29 data center buildings located in the United States, Brazil and Colombia, for a cash purchase price of approximately $3.6 billion (the "Verizon Data Center Acquisition"). The Selected Verizon Data Center Business includes real property interests in 29 data center buildings across 15 metro areas located in the United States, Brazil and Colombia. The Company funded the Verizon Data Center Acquisition with proceeds of debt and equity financings, which closed in January and March 2017. The Verizon Data Center Acquisition constitutes a business under the accounting standard for business combinations and therefore was accounted for as a business combination using the acquisition method of accounting.
The colocation business at the selected data centers to be acquired includes services provided to Verizon under arrangements that would have terminated at the closing of the Verizon Data Center Acquisition. As the terms and conditions of these arrangements were not finalized before the Verizon Data Center Acquisition, the operating results from these arrangements are not included in the abbreviated financial statements of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations. Pursuant to the acquisition agreement, the Company formalized agreements to provide pre-existing space and services to Verizon at the acquired data centers. The Company included these arrangements in the provisional fair valuation of the intangible assets. For the nine months ended September 30, 2017, the Company recognized approximately $223.7 million of revenue attributable to the Verizon Data Center Acquisition, which included these arrangements.
As of September 30, 2017, the Company has not completed the detailed valuation analysis to derive the fair value of the following items including but not limited to, property, plant and equipment, intangible assets and deferred taxes. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on provisional estimates and is subject to continuing management analysis, with assistance from third party valuation advisers (see Note 3).
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and nine months ended September 30, 2017 combine the results of operations of Equinix and the statements of net revenues and direct expenses of the Selected Sites of Verizon's Colocation and Data Center Interconnect Operations as if the Verizon Data Center Acquisition, the Financings (see Note 4), and the TelecityGroup Acquisition had been consummated on January 1, 2016. Certain statement of operations reclassifications have also been reflected in order to conform to the Company’s statement of operations presentation. Refer to Note 2 for a discussion of these reclassification adjustments.
The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Verizon Data Center Acquisition, the Financings and the TelecityGroup Acquisition that was completed on January 15, 2016, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.
The acquisition method of accounting, based on Accounting Standards Codification Topic ("ASC") 805, "Business Combinations", uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the “price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

2.	Selected Sites of Verizon's Colocation and Data Center Interconnect Operations' Statement of Net Revenues and Direct Expenses
The following schedule summarizes the necessary material adjustments to conform the Selected Verizon Data Center Business' statement of net revenues and direct expenses for the year ended December 31, 2016 to the basis of presentation of Equinix's consolidated statement of operations for the year ended December 31, 2016 (in thousands):

	Selected Verizon Data Center Business	ReclassificationAdjustments		Selected Verizon Data Center Business after Adjustments

Net revenues	$451,962	$—		$451,962
Direct expenses:
Cost of services (exclusive of items shown below)	135,764	71,713	(i)	207,477
Selling, general and administrative expense	40,755	(40,755)	(j)	—
Depreciation expense	71,713	(71,713)	(i)	—
Sales and marketing	—	16,302	(j)	16,302
General and administrative	—	24,453	(j)	24,453
Total direct expenses	248,232	—		248,232

Net revenues less direct expenses	$203,730	$—		$203,730
(i) Reclassifies $71.7 million of depreciation expense to cost of services to conform to the Company's financial statement presentation.
(j) Reclassifies $16.3 million of selling, general, and administrative expense to sales and marketing expense and $24.5 million of selling, general, and administrative expense to general and administrative expense to conform to the Company's financial statement presentation.
The following schedule summarizes the necessary material adjustments to estimate the Selected Verizon Data Center Business' statement of net revenues and direct expenses for the three months ended March 31, 2017 through May 1, 2017, the date of acquisition, and to conform to the basis of presentation of Equinix's condensed consolidated statement of operations for the nine months ended September 30, 2017 (in thousands):

	Selected Verizon Data Center Business for the Three Months Ended March 31, 2017	Adjustments for the month of April 2017 (k)	Reclassification Adjustments		Selected Verizon Data Center Business after Adjustments

Net revenues	$108,245	$35,549	$—		$143,794
Direct expenses:
Cost of services (exclusive of items shown below)	34,911	11,033	23,044	(l)	68,988
Selling, general and administrative expense	11,042	3,627	(14,669)	(m)	—
Depreciation expense	17,283	5,761	(23,044)	(l)	—
Sales and marketing	—	—	5,868	(m)	5,868
General and administrative	—	—	8,801	(m)	8,801
Total direct expenses	63,236	20,421	—		83,657

Net revenues less direct expenses	$45,009	$15,128	$—		$60,137

(k) Net revenues, cost of revenues and direct expenses for the month of April 2017 were estimated based on actual results recorded for May 2017. Actual results of operations of the Selected Verizon Data Center Business are included in the Company's results of operations beginning May 1, 2017.
(l) Reclassifies $23.0 million of depreciation expense to cost of services to conform to the Company's financial statement presentation.
(m) Reclassifies $5.9 million of selling, general, and administrative expense to sales and marketing expense and $8.8 million of selling, general, and administrative expense to general and administrative expense to conform to the Company's financial statement presentation.

3.	Purchase Price - Selected Verizon Data Center Business
Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed measured at fair value on the date of acquisition. As of September 30, 2017, the Company has not completed the detailed valuation analysis to derive the fair value of the following items including but not limited to, property, plant and equipment, intangible assets and deferred taxes. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on provisional estimates and is subject to continuing management analysis, with assistance from third party valuation advisers. The preliminary purchase price allocation is as follows (in thousands):

Preliminary Purchase Price Allocation
Cash and cash equivalents	$1,073
Accounts receivable	319
Other current assets	7,319
Property, plant and equipment	841,401
Intangible assets:
Customer relationships	1,706,100	(n)
Goodwill	1,083,789
Total assets acquired	3,640,001
Accounts payable and accrued liabilities	(1,725)
Other current liabilities	(320)
Capital lease and other financing obligations	(17,659)
Deferred tax liabilities	(19,544)
Other liabilities	(6,067)
	$3,594,686

(n)
A provisional amount of $1.7 billion has been allocated to customer relationships with an estimated useful life of 15 years. Included in this amount is a customer relationship intangible asset for Verizon totaling $246.1 million. Pursuant to the acquisition agreement, the Company formalized agreements to provide pre-existing space and services to Verizon at the acquired data centers.

A provisional estimate of $1.1 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The provisional purchase price allocation for the Verizon Data Center Acquisition is subject to revision as more detailed analysis is completed and additional information on the fair values of the Selected Verizon Data Center Business' assets and liabilities becomes available. Any changes in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. The final allocation of the purchase price may differ materially from the unaudited pro forma condensed combined financial statements presented here.

4.	Verizon Data Center Acquisition Financings
Concurrently, and in connection with entering into the acquisition agreement with Verizon, Equinix entered into a commitment letter (the “Commitment Letter”), dated December 6, 2016, with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide a senior unsecured bridge facility in aggregate principal amount of $2.0 billion for the purposes of funding (i) a portion of the cash consideration for the Verizon Data Center Acquisition and (ii) the fees and expenses incurred in connection with the Verizon Data Center Acquisition. Following the completion of the debt and equity financings associated with the Verizon Data Center Acquisition in March 2017, the Company terminated the Commitment Letter. The financing commitments of the Commitment Parties are subject to various conditions set forth in the Commitment Letter.
The unaudited pro forma condensed combined statements of operations consist of the permanent financings for the Verizon Data Center Acquisition:

•
The full amount of the €1.0 billion Term B-2 Loan was borrowed on January 6, 2017 which translated to US $1.0598 billion. The Term B-2 Loan bore interest at an index rate based on LIBOR plus a margin of 3.25%. The Term B-2 Loan was issued at par. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount of the Term B-2 Loan, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term B-2 Loan.

•
The issuance of $1.25 billion aggregate principal amount of 10-year fixed rate senior notes with an interest rate of 5.375%. For the purpose of these unaudited pro forma condensed combined financial statements, the debt issuance costs related to the senior notes were approximately $16.8 million and will be amortized to interest expense using the effective interest method over the 10-year terms of the notes.

•
The sale of 6.1 million shares of Equinix common stock at a price of $360.00 per share resulting in estimated proceeds of $2,185.0 million before deducting estimated discounts and commissions and offering expenses of $58.7 million.

5.	Pro Forma Adjustments
The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on January 1, 2016 for statements of operations purposes.
The unaudited pro forma condensed combined statements of operations give effect to the following pro forma adjustments:
(a) Represents the following adjustments to revenues (in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Revenue adjustment in connection with TelecityGroup acquisition	$16,666	$—
Revenue adjustment for Richardson Parkway	(7,277)	(1,827)
Revenue adjustment related to deferred installation revenues	(3,394)	(793)
Total revenue adjustments	$5,995	$(2,620)
The adjustment of $16.7 million to revenues for the year ended December 31, 2016 is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016. The revenue adjustment for Richardson Parkway removes revenues from the Selected Verizon Data Center Business' net revenues as this data center site was not acquired by the Company. The revenue adjustment related to deferred installation revenues reflects purchase accounting adjustment.
(b) Represents the following adjustments to cost of revenues (in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Depreciation adjustment in connection with fair value of property, plant and equipment	$30,638	$11,073
Cost of revenues adjustment in connection with TelecityGroup acquisition	11,969	—
Cost of revenues adjustment for Richardson Parkway	(2,572)	(1,120)
Lease expense adjustments relating to capital lease and financing obligations	(1,749)	(592)
Total cost of revenues adjustments	$38,286	$9,361
The depreciation adjustment is in connection with the fair value adjustment to the Selected Verizon Data Center Business' property, plant and equipment. The property, plant and equipment are depreciated based on an estimated weighted average useful life of 11.0 years. The adjustment of $12.0 million to cost of revenues is for the purpose of presenting a full-year result of operations for

TelecityGroup, which was acquired by Equinix on January 15, 2016. The cost of revenues adjustment for Richardson Parkway removes cost of revenues from the Selected Verizon Data Center Business' direct expenses as this data center site was not acquired by the Company.
(c) Represents the following adjustments to sales and marketing (in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Amortization adjustment in connection with fair value of intangible assets	$113,740	$37,913
Sales and marketing adjustment in connection with TelecityGroup acquisition	2,225	—
Sales and marketing adjustment for Richardson Parkway	(276)	(73)
Total sales and marketing adjustments	$115,689	$37,840
The amortization adjustment is in connection with the fair value of the acquired intangible assets. Customer relationships are amortized based on an estimated useful life of 15 years.
(d) Represents the following adjustments to general and administrative (in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
General and administrative adjustment in connection with TelecityGroup acquisition	$3,713	$—
General and administrative adjustment for Richardson Parkway	(414)	(111)
Total general and administrative adjustments	$3,299	$(111)
(e) Reflects the elimination of non-recurring transaction costs of $7.0 million and $42.5 million incurred during the year ended December 31, 2016 that are directly related to the Verizon Data Center Acquisition and the TelecityGroup Acquisition, respectively, and non-recurring transaction costs of $27.6 million incurred during the nine months ended September 30, 2017 that are directly related to the Verizon Data Center Acquisition.
(f) Reflects the additional interest expense associated with the senior notes offering and Term B-2 Loan, the reversal of commitment fees relating to the bridge loan and the interest expense adjustments relating to capital lease and financing obligations (in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Interest expense and amortization of debt issuance costs associated with senior notes as if they were issued on January 1, 2016	$(68,834)	$(15,483)
Interest expense and amortization of debt issuance costs associated with Term B-2 loan as if they were borrowed on January 1, 2016 (1)	(38,018)	(1,447)
Reversal of commitment fees relating to the Commitment Letter	2,174	7,826
Interest expense adjustments relating to capital lease and financing obligations	(1,253)	(424)
Total interest expense adjustments	$(105,931)	$(9,528)
(1) An 1/8% increase in the Libor rate would result in an increase to interest expense of $1.4 million for the year ended December 31, 2016 and $1.0 million for the nine months ended September 30, 2017.

(g) Reflects an income tax impact of pro forma adjustments of $4.6 million and $1.8 million for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively. The Company assumed a blended income tax rate of 32% and 12% for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively. The decrease in the effective income tax rate from the year ended December 31, 2016 to the nine months ended September 30, 2017 is primarily due to the realization of unrecognized tax benefits in the current period related to the Company's tax positions as a result of the expiration of the statute of limitations. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.
(h) Reflects adjustment to the weighted-average shares outstanding for purposes of calculating basic and diluted earnings per share. Reflects the impact from the issuance of 6.1 million shares of common stock in connection with the Financings (see Note 4). Only common shares issued which are directly attributable to the Financings are included in the calculation of basic and diluted pro forma earnings per share.